UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2019

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

001-36061		46-2346314
(Commission File Number)		(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	BNFT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)     On July 10, 2019, Benefitfocus, Inc. (the “Company”) announced that Stephen M. Swad, a member of the Company’s Board of Directors (the “Board”) since December 2013, has been appointed by the Board to serve as the Company’s Chief Financial Officer beginning on July 22, 2019.  The interim Chief Financial Officer, Lou Anne Gilmore, will continue as principal financial and accounting officer for SEC filing purposes through mid-August, and will continue to work with Mr. Swad on the transition thereafter.

Mr. Swad brings to the Company extensive business, operational, financial and accounting experience in the technology sector. Most recently, Mr. Swad served as Chief Financial Officer of Vox Media, Inc from January 2016 until July 2019. From February 2012 until April 2015, Mr. Swad served as the President, Chief Executive Officer, and a director of Rosetta Stone Inc. (NYSE: RST), a publicly held language-learning software company. He was previously its Chief Financial Officer beginning in November 2010. Prior to joining Rosetta Stone, Mr. Swad served as the Executive Vice President and Chief Financial Officer of Comverse Technology, Inc., beginning in May 2009. Prior to that, he served as Executive Vice President and Chief Financial Officer of Federal National Mortgage Association (Fannie Mae) (NASDAQ: FNMA) from May 2007 until August 2008. He has also held various senior financial management positions with public companies, including AOL Inc. (now a part of Oath Inc.) and Time Warner Inc. (NYSE: TWX) and its subsidiaries. Mr. Swad, a former partner of KPMG LLP, has also served as a Deputy Chief Accountant at the Securities and Exchange Commission. He served on the board of Eloqua, Inc. from August 2011 until February 2013, including between August 2012 and February 2013, during which time it was a publicly held company. Mr. Swad holds a B.A. in business administration from the University of Michigan and is a Certified Public Accountant.

Mr. Swad is 57 years old and has no familial relationships with any executive officer or director of the Company. Other than Mr. Swad’s compensation for his service on the Board, there have been no transactions in which the Company has participated and in which Mr. Swad had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Swad’s employment agreement with the Company provides that his employment is “at will.” His annual base salary is initially $425,000 and he is eligible to participate in the Company’s Short- Term Incentive Program, with a target bonus of 75% of his base salary, to be pro-rated based on his start date for 2019. Mr. Swad will also receive a one-time signing bonus consisting of (i) a cash bonus of $325,000, subject to repayment if he terminates his employment for other than “good reason” or the Company terminates his employment for “cause” (as those terms are defined in his employment agreement) within 12 months of his employment commencement, and (ii) a grant of restricted stock units (“RSUs”) valued at $2,000,000, with 25% vesting on the first anniversary of the date of grant, and the remaining 75% of the RSUs vesting in equal amounts quarterly for the following three years.  Additionally, Mr. Swad will receive a one-time grant of restricted stock units valued at $1,000,000, vesting in four equal annual installments beginning on the first anniversary of the date of grant, subject to the terms of the related award grant notice. Mr. Swad is subject to confidentiality, non-competition and non-solicitation covenants for one year following the termination of his employment.

In connection with Mr. Swad’s appointment as Chief Financial Officer, and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, Mr. Swad has resigned as a member of the Board, effective July 22, 2019.

The foregoing summary of the material terms of Mr. Swad’s employment agreement is subject to the full and complete terms of the agreements which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter year ended September 30, 2019. A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)   Exhibits

         Exhibit No.     Description

          99.1                Press release dated July 10, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: July 10, 2019	/s/ Raymond A. August
Raymond A. August
Chief Executive Officer